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Hudson Global, Inc.
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The following is an email communication that Hudson Global, Inc. is distributing to its employees on May 1, 2014.

I am very happy to share with you today the major accomplishments that our teams across the globe have delivered during this year’s first quarter. And I would like to begin this quarterly communication by thanking all of you for your hard work, commitment, and positive attitude. With today’s first quarter announcement, the progress we are making and the results of all of your efforts are increasingly evident.

We achieved our best quarterly year-over-year gross margin and adjusted EBITDA growth in two years. Each of our Permanent Recruitment, RPO and Talent Management business lines delivered strong double-digit year-over-year gross margin growth. Our outlook for Q2 shows further progress, and I look forward to celebrating more good news and success as we build on this momentum.

Over the last two years, we laid the ‘One Hudson’ foundation for consistent, high quality and differentiated service for our clients and candidates, gross margin growth, sustainable profitability, and substantial improvement in value for our stockholders. We are seeing that foundation starting to bear fruit, as the trajectory of our financial performance has changed significantly over the past six months.

Now it’s time to accelerate our efforts and unleash the full potential of Hudson.  We are committed to taking a range of strategic actions as we build an even stronger, more efficient organization and look to achieve sustainable profitable growth:

•	We are investing in key Recruitment offices and practices that present the greatest opportunities for Hudson to win.

•	In RPO, we are building on our successes by leveraging our prominent position in Asia Pacific and growing our footprint in Europe and the Americas to become a global RPO leader.

•	We are growing our Talent Management business primarily through product innovation and our ability to cross-sell the added value of our Talent Management capabilities into Recruitment and RPO solutions.

•	After determining that long-term success in the eDiscovery space would require significant investment in technology, and having built a solid reputation for providing exceptional managed review talent to our prestigious clients, we have retained staffing and recruitment specialist investment bank Duff & Phelps to assist us in exploring a possible sale of our Legal eDiscovery business.

•	We are working with AlixPartners, a premier consulting firm in the areas of organizational design and operational improvement, to conduct a global review of our operations, with the goal of better aligning our structure to support future growth and identifying opportunities for even greater operational effectiveness.

With these strategic initiatives, we expect to continue making strides in our financial performance and market share position. Supporting this, we are increasingly becoming a “talent magnet,” attracting top talent in our industry to Hudson. In the first quarter alone, more than 150 new people have joined us to complement our existing front office teams.

Shifting topics, as you may be aware, one of our newer stockholders, Lone Star Group, is running a proxy contest in an attempt to elect two representatives to our Board at our 2014 annual meeting.  We believe their nominees would not be in the best interests of the company or stockholders. We are engaging our stockholders in discussions to share our perspective and seek their support. You may continue to see media coverage and announcements related to the proxy contest. While we recognize this could be distracting, all of us should stay focused on our day-to-day responsibilities and our customers so that we continue Hudson’s strong momentum.

In closing, I am very excited about the progress in our transformation and the significant potential for value creation we are now showing. Once again, I want to share my deep gratitude to all of our people for the dedication, resilience and resolve you have shown to help us reach this point and to set the stage for an even brighter future.